Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Alexander & Baldwin, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered[1]	Proposed Maximum Offering Price Per Unit[2]	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, without par value	Rule 457(c) and Rule 457(h)	2,551,000[3]	$23.14	$59,030,140	$92.70 per $1,000,000	$5,472.09
Total Offering Amount					$59,030,140		$5,472.09
Total Fee Offsets							$0.00
Net Fee Due							$5,472.09

1Pursuant to Rule 416(a) under the Securities Act, this Registration Statement covers any additional securities as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations, other capital adjustments or similar transactions.
2Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee. The fee is computed based upon $23.14, which represents the average of the high and low prices per share of the Registrant’s Common Stock on April 20, 2022, as reported on the New York Stock Exchange.
3As described in the Explanatory Note in this Registration Statement, the number of shares of Common Stock of the Registrant registered hereby consists of (a) the New Shares, plus (b) the Carryover Shares.